Exhibit 10.14

Lease Agreement between FAIRFOREST OF GREENVILLE, LLC Landlord and ADAMAS ONE CORPORATION Tenant At Global Business Park 28 Global Drive, Suite 300 Greenville, SC 29607

On this the ___ day of August, 2021 (the “Effective Date”), this Lease Agreement (the “Lease”) is made by and between Fairforest of Greenville, LLC, a South Carolina limited liability company (“Landlord”) and Adamas One Corp., a Nevada corporation headquartered in Scottsdale, AZ (“Tenant”).

1.           BASIC LEASE TERMS. The following sets out definitions and other terms which will be used throughout this Agreement:

a.       Premises: That area designated as 28 Global Drive, Suite 300, consisting of 23,485 rentable square feet, as depicted on Exhibit A and labeled as “Phase I.”

b.       Property: The commercial development known as the Global Business Park

c.       Building: That building located on the Property and which contains the Premises.

d.       Term: The period of 10 YEARS beginning on the Commencement Date and continuing through the Expiration Date, with a Tenant option to extend the Term for an additional 5 years subject to terms set forth herein.

e.       Commencement Date: August 15, 2021

f.       Expiration Date: July 31, 2031

g.       Minimum Annual Rent: The sum set out below and calculated as follows:

Lease Year	Dates	$ per SQ FT	Minimum Annual Rent	Monthly Base Rent
Years 1-3	8/15/2021 — 7/31/2024	$ 5.00	$ 117,425.00	$ 9,785.42
Years 4-5	8/01/2024 — 7/31/2026	$ 5.50	$ 129,167.50	$ 10,763.96
Years 6-7	8/01/2026 — 7/31/2028	$ 6.00	$ 140,910.00	$ 11,742.50
Years 8-10	8/01/2028 — 7/31/2031	$ 6.50	$ 152,652.50	$ 12,721.04
Years 11-12 (*)	8/01/2031— 7/31/2033	$ 7.00	$ 164,395.00	$ 13,699.58
Years 13-15 (*)	8/01/2033 — 7/31/2036	$ 7.50	$ 176,137.50	$ 14,678.13

(*)	Assumes Tenant has exercised option

h.       Estimated Annual Operating Expenses: $1.50 per sqft

i.       Use: Manufacture and sale of lab-grown diamonds.

j.       Security Deposit: $ ZERO

k.       Addresses for Notices:

Landlord: 28 Global Drive, Suite 100 Greenville, SC 29607 ATTN: Madina Cauthen E-mail: mwcauthen@pacgc.com Phone: (864) 448-0492	Tenant: 28 Global Drive, Suite 300 Greenville, SC 29607 Copy to: steves@adamasone.com
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1.        Additional defined terms: Certain additional terms, for purposes of this Lease, shall be ascribed the meanings set out in Rider 1. Contents: The following are attached hereto and made a part of this Lease:

Rider 1 — Additional Definitions	Exhibit A — Premises
Exhibit B — Building Rules Exhibit C — Tenant Estoppel Certificate form Exhibit D — Guaranty Schedule 1 to Tenant Estoppel Certificate

2.           PREMISES. Landlord leases to Tenant, and Tenant leases from Landlord, the Premises, together with the right in common with others to use certain Common Areas. Tenant accepts the Premises, Building, and Common Areas AS IS without relying on any representation, covenant, or warranty by Landlord other than as expressly set forth in this Lease. Landlord and Tenant stipulate and agree that the rentable square footage set out above in Section 1(a) is correct and shall serve as the basis for calculation without regard to actual measurement.

3.           USE. Tenant shall occupy and use the Premises only for the Use specified in Section 1, above. Tenant shall not engage in, cause, or permit any conduct or condition which may endanger, disturb, or otherwise interfere with any other Property occupant’s normal operations or with the management of the Property. Tenant shall not use or permit the use of any portion of the Property for outdoor storage or installations outside of the Premises. Tenant may use the Common Areas only for their intended purposes.

4.           TERM & POSSESSION. The Term of this Lease shall commence on the Commencement Date and shall end at the conclusion of the Expiration Date unless sooner terminated in accordance with this Lease.

5.           RENT.

a.       Tenant shall pay Landlord, without demand, deduction, or offset, Rent during the Term. Tenant shall pay the Monthly Rent, in advance, on the 1st day of each calendar month during the Term at Landlord’s notice address designated herein or at such other place as Landlord may designate; provided, however, that the first full month’s Monthly Rent and the prorated Monthly Rent for the first partial month, if any, shall be paid concurrently with execution of this Lease. Rent shall be considered late if not paid in full by the 5th day of each month, and late Rent shall result in a service and handling charge of 5% for each month or part of a month that any balance is unpaid, such charge to be compounding. If any taxes, special assessments, fees, or other charges are imposed against Landlord by any authority with respect to the Rent, Tenant will pay these amounts to Landlord when due.

b.       Notwithstanding the foregoing, Landlord shall waive Monthly Rent for the period from the Commencement Date through January 31, 2022, provided, however, that this subsection shall be voided if Tenant breaches the Lease during such period.

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6.           OPERATING EXPENSES.

a.       Tenant shall pay for Tenant’s Share of the Annual Operating Expenses as additional Rent, which Landlord may require Tenant to pay in advance, in monthly installments as part of the Monthly Rent, by estimating the Annual Operating Expenses. The initial estimate is set out above in Section 1. Landlord may reasonably adjust the estimated Annual Operating Expenses from time to time if the actual Operating Expenses do or are expected to increase or decrease, and may also invoice Tenant separately from time to time for any extraordinary or unanticipated Operating Expenses.

b.       By January 31st of any year, Tenant may request a statement of Operating Expenses for the preceding year or part of a year which Landlord shall then produce by March 31st of such year. Within 30 days after delivery of the statement to Tenant, Landlord or Tenant shall pay to the other the amount of any overpayment or deficiency then due from one to the other or, at Landlord’s option, Landlord may credit Tenant’s account for any overpayment. If Tenant does not give Landlord notice within 30 days after receiving Landlord’s statement that Tenant disagrees with the statement and specifying the items and amounts in dispute, Tenant shall be deemed to agree with the statement and have waived the right to contest same. Landlord’s and Tenant’s obligation to pay any overpayment or deficiency due the other pursuant to this Section shall survive the expiration or termination of this Lease.

c.       Notwithstanding any other provision of this Lease to the contrary, Landlord may, in its sole reasonable discretion, determine from time to time the method of computing and allocating Operating Expenses among Property occupants in such a manner that Landlord reasonably determines to be fair. Circumstances that may cause such a determination include, without limitation, instances in which Operating Expenses disproportionately affect or are disproportionately attributable to the Premises versus other parts of the Property, and in such cases the Operating Expenses assessed to Tenant may exceed Tenant’s Share (or fall short thereof, as the case may be). Without limiting the foregoing, examples of such situations may include instances in which Landlord’s insurance or the tax on the Property is increased due to Tenant’s use, Alterations, or occupancy of the Premises.

7.           UTILITIES. Tenant shall be responsible for all utilities supplied to the Premises, shall have an account in Tenant’s own name with each utility vendor, and shall timely pay all charges directly to such vendors. Landlord shall have the exclusive right to select the vendors providing utility services to the Building or the Premises. Any wiring, cable, pipes, meters, sub-meters, or other installations necessary to connect utilities to the Premises and to open and maintain accounts in Tenant’s name shall be Tenant’s responsibility and shall be installed at Tenant’s sole expense in a manner approved by Landlord.

8.           INSURANCE, WAVERS, AND INDEMNIFICATION.

a.       Landlord. Landlord shall maintain insurance against loss or damage to the Building or the Property with coverage for perils as set forth under the standard “Causes of Loss — Special Form” or equivalent property insurance policy in an amount equal to the full insurable replacement cost of the Building (excluding coverage of Tenant’s personal property and any Alterations by Tenant), and such other insurance, including rent loss coverage, as Landlord may reasonably deem appropriate or as any Mortgagee may require.

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b.       Tenant. Tenant, at Tenant’s own expense, shall keep in effect at all times throughout the Term commercial general liability insurance, including blanket contractual liability insurance, covering Tenant’s use of the Property, with such coverages and limits of liability as Landlord may reasonably require but not less than combined single limits of $2,000,000 per occurrence and in the aggregate for bodily injury or property damage; however, such limits shall not limit Tenant’s liability. Any general aggregate limit shall apply on a “per location” basis. The policy shall be occurrence-based (not claims-made), shall name Landlord as a named additional insured, shall name other additional insureds as Landlord may request, including Mortgagee(s) of Landlord, and shall be endorsed to provide that it is primary to and not contributory to any policies carried by Landlord. Any insurance required of Tenant under this Lease shall not be cancelable or reduceable without at least 30 days prior notice to Landlord. The insurer providing such policy shall be authorized to issue such insurance, licensed to do business and admitted in the state of South Carolina, and rated at least A-VII in the most current edition of Best’s Insurance Reports. Tenant shall deliver to Landlord a certificate of insurance evidencing all coverage required under this Lease on or before the Commencement Date or any earlier date on which Tenant accesses the Premises; at least 30 days prior to the date of each policy renewal; and immediately upon any change or contemplated change to Tenant’s insurance during the Term.

c.       Waiver of Subrogation. Landlord and Tenant each waive and release each from and against all claims for recovery against the other for any loss or damage to the property of such party arising out of fire or other casualty which is coverable by a standard “Causes of Loss — Special Form” property insurance policy with, in the case of Tenant, such endorsements and additional coverages as are considered good business practice in Tenant’s business, even if such loss or damage shall be brought about by the fault or negligence of the other Party or its Agents; provided, however, that such waiver by Landlord shall not be effective with respect to Tenant’s liability described in Sections 9 and 10, below. This waiver and release is effective regardless of whether the releasing party actually maintains the insurance described above in this Section and is not limited to the amount of insurance actually carried, or to the actual proceeds received after a loss. Each Party shall have its insurance company that issues its property coverage waive any rights of subrogation, and shall have the insurance company include an endorsement acknowledging this waiver, if necessary. Tenant assumes all risk of damage to Tenant’s property within the Property, including any loss or damage caused by water leakage, fire, windstorm, explosion, theft, act of another tenant, casualty, or any other cause.

d.       Indemnity. Subject to the preceding Subsection (c), and except to the extent caused solely by the negligence or willful misconduct of Landlord, Tenant shall indemnify, defend, and hold harmless Landlord and its Agents from and against any and all claims, actions, damages, liability, and expense (including attorney fees and litigation costs) which may be asserted against, imposed upon, or incurred by Landlord or its Agents and arising out of or in connection Tenant’s use or occupancy of the Premises, even if caused partly by an act or omission of Landlord or its Agents, and regardless of whether prior to, during, or after the Term. Tenant’s obligations under this Subsection shall survive the expiration or termination of this Lease.

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9.           MAINTENANCE AND REPAIRS.

a.       Tenant. Tenant accepts the Premises AS IS. Tenant at its sole expense shall Maintain the roof above the Premises, all fixtures inside or above the Premises, and all other parts of the Premises which are not the responsibility of Landlord, and Tenant shall also Maintain any and all wiring, cable, pipes, meters, sub-meters, or other installations which are necessary to deliver utility service to the Premises and service the Premises exclusively. All upfit, Alterations, repairs, and replacements by Tenant shall be performed by duly licensed contractors and shall utilize materials and equipment which are comparable in quality to those used in the Building’s original construction. Alterations, repairs, and replacements to the Property, including the Premises, made necessary because of Tenant’s Alterations, installations, use, occupancy, circumstances special or particular to Tenant, or any act or omission of Tenant shall be made by Landlord or Tenant, but at Tenant’s sole expense.

b.       Landlord. Landlord shall Maintain Structural Elements of the Premises, except to the extent structural repair or maintenance is made necessary wholly or partly by upfit, Alterations, repairs, use, or occupancy of the Premises by Tenant.

c.       Fixtures. Fixtures on the Premises are property of Landlord and shall remain property of Landlord upon expiration or termination of the Lease. Tenant may use the fixtures during the Term for their intended uses and shall Maintain and keep the same in clean condition and good repair.

10.          COMPLIANCE.

a.       With Laws. Tenant shall, at Tenant’s sole expense, promptly comply with all Laws now or subsequently pertaining to the Premises or Tenant’s use or occupancy thereof. This obligation includes, without limitation, obtaining all required permits and approvals from the city, county, and any other governing body concerning Tenant’s use or Alterations. Tenant shall pay any taxes or other charges by any authority on Tenant’s property or trade fixtures or relating to Tenant’s use of the Premises. Neither Tenant nor its Agents shall use the Premises in any manner that under any Law would require Landlord to make any Alteration to or in the Building or Common Areas (without limiting the foregoing, Tenant shall not use the Premises in any manner that would cause the Premises or the Property to be deemed a “place of public accommodation” under the ADA if such use would require any such Alteration). Tenant shall be responsible for compliance with the ADA, and any other Laws regarding accessibility, with respect to the Premises.

b.       Building Rules. Tenant shall comply, and shall cause its Agents to comply, with the Building Rules attached hereto and which may be reasonably adjusted by Landlord from time to time.

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c.       Insurance cost increase as a result of Tenant conduct. Tenant agrees that it shall engage in no act or omission, including, without limitation, Tenant’s operations, upfit, or Alterations, which results in or contributes to any increase in the cost of Landlord’s insurance or which will prevent Landlord from procuring policies (including public liability) from companies and in a form satisfactory to Landlord. If any breach of the preceding sentence by Tenant causes the rate of insurance to be increased, Tenant shall pay the amount of such increase as Additional Rent within 30 days after being billed.

d.       Hazardous Materials, generally. Tenant agrees to the following concerning Hazardous Materials, as defined herein: (i) Tenant shall conduct no activity on the Premises that will use or produce any Hazardous Materials; (ii) the Premises will not be used for storage of any Hazardous Materials; (iii) no portion of the Premises or Property will be used by Tenant or Tenant’s Agents for disposal of Hazardous Materials; (iv) Tenant will deliver to Landlord copies of all Material Safety Data Sheets and other written information prepared by manufacturers, importers or suppliers of any chemical; and (v) Tenant will immediately notify Landlord of any violation by Tenant or Tenant’s Agents of any Environmental Laws or the release or suspected release of Hazardous Materials in, under or about the Premises, and Tenant shall immediately deliver to Landlord a copy of any notice, filing or permit sent or received by Tenant with respect to the foregoing. If at any time during or after the Term, any portion of the Property is found to be contaminated by Tenant or Tenant’s Agents or subject to conditions prohibited in this Lease caused by Tenant or Tenant’s Agents, Tenant will indemnify, defend and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, attorneys’ fees, damages and obligations of any nature arising from or as a result thereof, and Landlord shall have the right to direct remediation activities, all of which shall be performed at Tenant’s cost. Tenant’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease.

e.       Hazardous Materials, special considerations. Notwithstanding the foregoing Subsection (d), Landlord understands that Tenant’s Use may involve the use, production, or storage of substances which may be considered Hazardous Materials. Therefore, notwithstanding contrary provisions in the preceding Subsection (d), Tenant may be granted exceptions to this Section’s restrictions on Hazardous Materials with Landlord’s informed written consent which may be conditioned upon any or all of the following:

    i.       The presence, nature, quantity, use, and necessity of the Hazardous Materials in connection with Tenant’s Use;

    ii.       Whether Tenant has adequate, as determined by Landlord’s sole discretion, insurance to cover liability or casualty that may arise out of the Hazardous Materials;

    iii.       Landlord’s own ability to obtain or maintain adequate insurance;

    iv.       Tenant obtaining all necessary governmental approvals concerning the Hazardous Materials;

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   v.       Whether the Hazardous Materials are stored, produced, or used under conditions that meet or exceed all pertinent Laws, regulations, manufacturer specifications, manufacturer recommendations, and industry standards;

   vi.       Whether Tenant stays abreast of and complies with all Laws, regulations, and directives from any governmental body with jurisdiction concerning such Hazardous Materials;

   vii.       Any upfit or Alterations to the Premises or Property made necessary in connection with the Hazardous Materials, and whether Tenant shall undertake same at Tenant’s cost; and

   viii.       Tenant’s cooperation with any insurer, Mortgagee, underwriter, inspector, governmental body, or other person who may have questions, concerns, or requirements concerning the Hazardous Materials which affect Landlord’s ownership of the Property.

11.          SIGNS. At Tenant’s expense and subject to Landlord’s approval, such approval not to be unreasonably withheld, Tenant may post at least one sign on the Building exterior, one sign at the Fairforest Road entrance to the Property, and one sign at the Dairy Drive entrance to the Property. Tenant shall maintain all such signs in good condition, shall remove such signs prior to the termination or expiration of this Lease, and shall restore the Property to its condition existing prior to sign installation.

12.          ALTERATIONS. Except for solely cosmetic Alterations (e.g., painting, wall covering, and floor covering) that (i) are not visible from the exterior of the Premises, (ii) do not affect the structure of the Building or any Building System, (iii) do not require penetrations into the floor, ceiling, roof, or walls, and (iv) do not require work within the walls, below the floor, or above the ceiling, Tenant shall not make or permit any Alterations in or to the Premises without first obtaining Landlord’s consent, such consent not to be unreasonably withheld.

a.       With respect to any Alterations made by or on behalf of Tenant, regardless of whether such Alteration requires Landlord’s approval, Tenant shall abide the following procedure for notifying Landlord of and, when necessary, seeking approval for Alterations:

   i.       Not less than 10 days prior to commencing any Alteration, Tenant shall deliver to Landlord the plans, specifications and necessary permits for the Alteration, together with certificates evidencing that Tenant’s contractors and subcontractors have adequate insurance coverage naming Landlord, and any other associated or affiliated entity as their interests may appear as additional insureds.

   ii.       When approval of the Alteration is required, Tenant shall also obtain Landlord’s prior written approval of any contractor or subcontractor working on the Alteration.

   iii.       The Alteration shall be constructed with new materials, in a good and workmanlike manner, and in compliance with all Laws and the plans and specifications delivered to, and, if required as set out herein above, approved by Landlord.

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   iv.       Tenant shall pay Landlord all reasonable costs and expenses in connection with Landlord’s review of Tenant’s plans and specifications, and of any supervision or inspection of the construction Landlord deems necessary.

   v.       Upon Landlord’s request, Tenant shall, prior to commencing any Alteration, provide Landlord reasonable security against liens arising out of such construction.

b.       Any Alteration by Tenant shall be the property of Tenant until the expiration or termination of this Lease when, at such time, without payment by Landlord, the Alteration shall remain on the Property and become the property of Landlord unless Landlord gives notice to Tenant to remove it, in which event Tenant will remove it, will repair any resulting damage, and will restore the Premises to the condition existing prior to Tenant’s Alteration. At Tenant’s request, prior to Tenant making any Alterations, Landlord will notify Tenant whether Tenant will be required to remove the Alterations at the expiration or termination of this Lease.

c.       Tenant may install its trade fixtures, furniture and equipment in the Premises, provided that same shall not become attached to the Property and the installation and removal of thereof will not affect any structural portion of the Property, any Building System or any other equipment or facilities serving the Building or any occupant.

13.          MECHANICS’ LIENS. Tenant shall promptly pay for any labor, services, materials, supplies, or equipment furnished to Tenant at or about the Premises. Tenant shall keep the Premises and Property free from any liens arising out of Tenant’s Alterations to, use of, or occupancy of the Premises, including, without limitation, mechanics’ liens. In the event a lien or notice of lien is filed affecting the Premises or the Property, Tenant shall immediately discharge the same by bonding or otherwise within 14 days after Tenant receives notice of same regardless of the validity of such lien or claim. Tenant shall reimburse Landlord any costs or expenses incurred by Landlord arising out of Tenant’s breach of any obligation under this Section, including, without limitation, reasonable attorney fees, bond fees, filing fees, and court costs.

14.          LANDLORD RIGHT OF ENTRY. Tenant shall permit Landlord and its Agents to enter the Premises at all reasonable times following reasonable notice to inspect, Maintain, or make Alterations to the Premises or Property, to exhibit the Premises for the purpose of sale or financing, and, during the last 12 months of the Term, to exhibit to Premises to any prospective tenant. Landlord shall make reasonable efforts not to inconvenience Tenant while exercising such rights, but Landlord shall not be liable for any interference with Tenant’s occupancy resulting from Landlord’s entry pursuant to this Section.

15.          DAMAGE BY FIRE OR OTHER CASUALTY.

a.       Generally. If the Premises or Common Areas shall be damaged or destroyed by fire or other casualty, Tenant shall promptly notify Landlord and Landlord, subject to the conditions set forth in this Section, shall repair such damage and restore the Premises or Common Areas to substantially the same condition in which they were immediately prior to such damage or destruction; provided, however, that Landlord shall not be responsible for repair, restoration, or replacement of fixtures, equipment, or Alterations which were installed by or on behalf of Tenant.

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b.       Abatement during restoration. Tenant shall receive an abatement of Minimum Annual Rent to the extent the Premises or a part thereof is rendered untenantable as a result of fire or other casualty, to be calculated based on the percentage of the Premises square footage rendered untenantable.

c.       Prolonged repairs. Landlord shall notify Tenant within 30 days of receiving notice of the casualty event if Landlord reasonably believes the restoration will take over 180 days from the date of the casualty event to complete, and in such event, either Party may elect to terminate this Lease effective as of the date of the casualty by giving notice to the other within 10 days after Landlord’s notice.

d.       Casualty during final 12 months of Term. If a casualty event occurs during the last 12 months of the Term, Landlord may terminate this Lease unless Tenant has the right to extend the Term for at least 3 more years and does so within 30 days after the date of the casualty.

e.       Insurance. To the extent Tenant receives or is entitled to insurance proceeds for the repair, replacement, or value of any part of the Premises damaged by fire or other casualty, Landlord shall be entitled to those proceeds. Notwithstanding anything contrary in this Lease, Landlord may terminate this Lease if there is a loss caused by fire or other casualty which is not covered, or not sufficiently covered, by insurance required to be maintained by the Parties under this Lease.

16.          CONDEMNATION. If (a) all of the Premises is Taken, (b) any part of the Premises is Taken and the remainder is insufficient in Landlord’s opinion for the reasonable operation of Tenant’s business, or (c) any of the Property is Taken and, in Landlord’s opinion, it would be impractical or the condemnation proceeds are insufficient to restore the remainder, then this Lease shall terminate as of the date the condemning authority takes possession. If this Lease is not terminated, Landlord shall restore the Premises to a condition as near as reasonably possible to the condition that existed prior to the Taking, the Minimum Annual Rent shall be abated to the extent all or part of the Premises is untenantable in proportion to the square foot area untenantable, and this Lease shall be amended to reflect the new layout of the Premises, if any. The compensation awarded for a Taking shall belong to Landlord. Except for any relocation benefits to which Tenant may be entitled, Tenant hereby assigns all claims against the condemning authority to Landlord including, without limitation, any claim relating to Tenant’s leasehold estate.

17.          QUIET ENJOYMENT. Landlord covenants that Tenant shall, provided Tenant has performed all of its obligations under this Lease, have quiet and peaceful possession of the Premises as against anyone claiming by or through Landlord, subject, however, to the terms of this Lease.

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18.          ASSIGNMENT, SUBLETTING, AND CHANGE IN CONTROL.

a.       Generally. Except as provided in subsection (b) below, Tenant shall not enter into nor permit any Transfer, whether voluntary or by operation of law, without Landlord’s prior consent which shall not be unreasonably withheld. Without limitation, Tenant agrees that Landlord’s consent shall not be considered unreasonably withheld if (i) the proposed transferee is an existing tenant of Landlord or an affiliate of Landlord, (ii) the business, business reputation, or creditworthiness of the proposed transferee is unacceptable to Landlord, (iii) Landlord or an affiliate of Landlord has comparable space available for lease by the proposed transferee, or (iv) Tenant has been in default under this Lease two or more times during the Term, or is presently in default under this Lease or any act or omission has occurred which would constitute a default with the giving of notice and/or the passage of time. A consent to one Transfer shall not be deemed to be a consent to any subsequent Transfer. In no event shall any Transfer relieve Tenant from any obligation under this Lease. Landlord’s acceptance of Rent from any person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be consent to any Transfer. Any Transfer not in conformity with this Section shall be void at the option of Landlord.

b.       Approval requests. If Tenant requests Landlord’s consent to a Transfer, Tenant shall provide Landlord, at least 30 days prior to such proposed Transfer, current financial statements of the transferee certified by an executive officer of the transferee, a complete copy of the proposed Transfer documents, and any other information Landlord reasonably requests. Immediately following any approved assignment or sublease, Tenant shall deliver to Landlord an assumption agreement reasonably acceptable to Landlord executed by Tenant and the transferee, together with a certificate of insurance evidencing the transferee’s compliance with the insurance requirements of Tenant under this Lease.

c.       Exception for Affiliate transfers. Notwithstanding subsection (a), Landlord’s consent shall not be required for a Transfer by Tenant to an Affiliate of Tenant, provided that (i) the Affiliate has as of the Transfer a tangible net worth at least equal to that of Tenant as of the date of the of this Lease, (ii) Tenant provides Landlord notice of such transfer at least 30 days prior to its effective date, together with current financial statements of the affiliate certified by an executive officer of the Affiliate, and (iii) in the case of an assignment or sublease, Tenant delivers to Landlord an assumption agreement reasonably acceptable to landlord executed by Tenant and the Affiliate, together with a certificate of insurance evidencing the Affiliate’s compliance with the insurance requirements of Tenant under this Lease.

d.       New lease for non-Affiliates. Notwithstanding subsection (a), if Tenant proposes to Transfer all of the Premises to a third party who is not an Affiliate of Tenant, Landlord may elect to terminate this Lease, either conditioned on execution of a new lease between Landlord and the proposed transferee or without that condition. If Tenant proposes to enter into a Transfer of less than all of the Premises (other than to an Affiliate of Tenant), Landlord may amend this Lease to remove the portion of the Premises to be transferred, either conditioned on execution of a new lease between Landlord and the proposed transferee or without that condition. If this Lease is not so terminated or amended, Tenant shall pay to Landlord, immediately upon receipt, the excess of (i) all compensation received by Tenant for the Transfer over (ii) the Rent allocable to the Premises transferred.

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e.       Landlord’s costs. Tenant agrees to reimburse Landlord for reasonable administrative costs and attorneys’ fees incurrent in connection with the processing and documentation of any Transfer for which Landlord’s consent is requested.

19.          SUBORDINATION AND MORTGAGEE’S RIGHTS.

a.       Subordination. Tenant accepts this Lease subject and subordinate to any Mortgage now or in the future affecting the Premises, provided that Tenant’s right of possession of the Premises shall not be disturbed by the Mortgagee so long as Tenant is not in default under this Lease. This clause shall be self-operative, but within 10 days after request, Tenant shall execute and deliver any further instruments confirming the subordination of this Lease and any further instruments of attornment that a Mortgagee may reasonably request. However, any Mortgagee may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by giving notice to Tenant, and this Lease shall then be deemed prior to such Mortgage without regard to their respective dates of execution and delivery; provided that such subordination shall not affect any Mortgagee’s rights with respect to condemnation awards, casualty insurance proceeds, intervening liens, or any right which shall arise between the recording of such Mortgage and the execution of this Lease.

b.       Mortgagee liability. No Mortgagee shall be (i) liable for any act or omission of a prior landlord; (ii) subject to any rental offsets or defenses against a prior landlord; (iii) bound by any amendment of this Lease made without its written consent; or (iv) bound by payment of Monthly Rent more than one month in advance or liable for any other funds paid by Tenant to Landlord unless such funds actually have been transferred to the Mortgagee by Landlord.

c.       Restoration of Property. The provisions of Sections 15 and 16 above notwithstanding, Landlord’s obligation to restore the Premises after a casualty or condemnation shall be subject to the consent and prior rights of any Mortgagee.

20.          TENANT’S CERTIFICATE AND FINANCIAL INFORMATION. Within 10 days after Landlord’s request from time to time, Tenant shall (a) execute, acknowledge, and deliver to Landlord, for the benefit of Landlord, Mortgagee, any prospective Mortgagee, and any prospective buyer of Landlord’s interest in the Property, an estoppel certificate in the form of the attached Exhibit C or other form requested by Landlord, modified as necessary to accurately state the facts represented; and (b) furnish to Landlord, Landlord’s Mortgagee, prospective Mortgagee, or prospective purchaser reasonably requested financial information.

21.          SURRENDER.

a.       Condition upon surrender. On the date this Lease expires or terminates, Tenant shall return possession of the Premises to Landlord in good and broom-clean condition, with all fixtures and Building Systems which are the responsibility of Tenant to Maintain functioning as intended, except for ordinary wear and tear and except for casualty damage or other conditions that Tenant is not required to remedy under this Lease. Prior to the expiration or termination of this Lease, Tenant shall remove from the Property all furniture, trade fixtures, equipment, wiring, and cabling (unless Landlord directs Tenant otherwise), and all other personal property installed by tenant or its assignees or subtenants. Tenant shall repair any damage resulting from such removal and shall restore the Property to good order and condition. Any of Tenant’s personal property not removed as required shall be deemed abandoned as of the Expiration Date or date the Lease is terminated, and Landlord, at Tenant’s expense, may remove, store, sell, or otherwise dispose of such property in such manner as Landlord may see fit or Landlord may retain all or part of such property or sale proceeds as Landlord’s property. If Tenant does not return possession of the Premises to Landlord in the condition required under this Lease, Tenant shall pay Landlord all resulting damages Landlord may suffer as a result of such breach.

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b.       Holdover. If Tenant remains in possession of the Premises after the expiration or termination of this Lease, Tenant’s occupancy of the Premises shall be that of a tenancy at will. Tenant’s occupancy during any holdover period shall otherwise be subject to the provisions of this Lease (unless clearly inapplicable), except that the Monthly Rent shall be 2 times the Monthly Rent that was payable for the last full month immediately preceding the holdover. No holdover or payment by Tenant after the expiration or termination of this Lease shall operate to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. Any provision in this Lease to the contrary notwithstanding, any holdover by Tenant shall constitute a default on the part of Tenant under this Lease entitling Landlord to exercise, without obligation to provide Tenant any notice or cure period, all of the remedies available to Landlord in the event of a Tenant default, and Tenant shall be liable for all damages, including consequently damages, reasonable attorney fees, and any other costs suffered or incurred by Landlord arising out of the holdover, including, without limitation, eviction.

22.          DEFAULTS AND REMEDIES.

a.       Events of Default. It shall be an Event of Default:

   i.       If Tenant does not pay in full when due any and all Rent and, except as provided in Section 22(c) below, Tenant fails to cure such default within 5 days of Landlord giving Tenant notice of default;

   ii.       If Tenant enters into or permits any transfer in violation of Section 18, above;

   iii.       If Tenant fails to observe and perform or otherwise breaches any other provision of this Lease and, except as provided in Section 22(c) below, Tenant fails to cure the default within 10 days of Landlord giving Tenant notice of default; provided, however, that if the default cannot reasonably be cured within such 10 days that Tenant shall be afforded a reasonable amount of additional time, not to exceed 20 days) to cure the default provided that Tenant has begun to cure the default within the initial 10 days and continues diligently and in good faith efforts to complete cure the default; or

   iv.       If Tenant becomes insolvent or makes a general assignment for the benefit of creditors or offers a settlement to creditors, or if a petition in bankruptcy or for reorganization or for an arrangement with creditors under any federal or state law is filed by or against Tenant, or a bill in equity or other proceeding for the appointment of a receiver for any of Tenant’s assets is commenced, or if any of the real or personal property of Tenant shall be levied upon, provided that any proceeding brought by anyone other than Landlord or Tenant under any bankruptcy, insolvency, receivership, or similar law shall not constitute an Event of Default until such proceeding has continued unstayed for more than 60 consecutive days.

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b.       Remedies. If an Event of Default occurs, Landlord shall have the following non-exclusive rights and remedies:

   i.       Landlord, without any obligation to do so, may elect to cure the default on Tenant’s behalf in which event Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord, together with an administrative fee of 15% thereof, in curing the default, plus interest at the Interest Rate from the respective dates of Landlord’s incurring such costs, which sums, costs, and interest shall be deemed additional Rent;

   ii.       To enter and repossess the Premises, by breaking open locked doors if necessary, and remove all persons and all or any property, by action at law or otherwise, without being liable for prosecution or damages; and Landlord may, at Landlord’s option,

   iii.       To sue for Rent as it comes due; and

   iv.       To terminate this Lease and the Term without any right on the part of Tenant to save the forfeiture by payment of any sum due or by other performance of any condition, term, or covenant broken.

c.       Notice and cure rights within a 12-month period. Notwithstanding any contrary provision in this Section, (i) Landlord shall not be required to give Tenant the notice or opportunity to cure provided for in Section 22(a) more than twice in any consecutive 12-month period, and thereafter Landlord may declare an Event of Default immediately without affording Tenant any of the notice and cure rights provided under this Lease, and (ii) Landlord shall not be required to give such notice prior to exercising its rights under Section 22(b) if Tenant fails to comply with the provisions of Sections 13, 20, or 27 or in an emergency.

d.       Non-waiver. No waiver by Landlord of any breach by Tenant shall constitute a waiver of any subsequent breach, nor shall any forbearance by Landlord to seek a remedy for any breach be a waiver by Landlord of any rights and remedies with respect to such or any subsequent breach. Efforts by Landlord to mitigate the damages caused by Tenant’s default shall not constitute a waiver of Landlord’s right to recover damages hereunder. No right or remedy herein conferred upon or reserved to landlord is intended to be exclusive of any other right or remedy provided herein or by law, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity. No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the total amount due Landlord under this Lease shall be deemed to be other than on account, nor shall any endorsement or statement on any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of Rent due, or Landlord’s right to pursue any other available remedy.

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e.       Fees and costs of enforcement. If either party commences an action against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to have and recover from the other party attorneys’ fees, costs of suit, investigation expenses, and discovery costs, including costs of appeal.

f.       Jury waiver. Each party waives the right to a trial by jury in any action or proceeding based upon or related to the subject matter of this Lease.

g.       Landlord’s obligation to cover. If Tenant is evicted from or abandons the Premises, Landlord shall make commercially reasonable efforts to re-let the Premises to another tenant, but Tenant shall be and remain responsible for all Rent that comes due unless and until the Premises is re-let, and the difference between the Rent that should have otherwise been owed by Tenant under the Lease and the price for which the Premises is re-let, provided such price is reasonable.

23.          TENANT’S AUTHORITY. Tenant represents and warrants to Landlord that (a) Tenant is duly formed, validly existing and in good standing under the laws of the state under which Tenant is organized, and qualified to do business in South Carolina, and (b) the person(s) signing this Lease are duly authorized to execute and deliver this Lease on behalf of Tenant.

24.          LIABILITY OF LANDLORD. The word “Landlord” in this Lease includes the Landlord executing this Lease as well as its successors and assigns, each of which shall have the same rights, remedies, powers, authorities, and privileges as it would have had it originally signed this Lease as Landlord. Any such person or entity, whether or not named in this Lease, shall have no liability under this Lease after it ceases to hold title to the Premises except for obligations already accrued (and, as to any unapplied portion of Tenant’s Security Deposit, Landlord shall be relieved of all liability upon transfer of such portion to its successor in interest). Tenant shall look solely to Landlord’s successor(s) in interest for the performance of the covenants and obligations of the Landlord hereunder which subsequently accrue. Landlord shall not be deemed to be in default under this Lease unless Tenant gives Landlord notice specifying the default and Landlord fails to cure the default within a reasonable period following such notice. In no event shall Landlord be liable to Tenant for any loss of business or profits of Tenant or for consequential, punitive, or special damages of any kind. Neither Landlord nor any principal of Landlord nor any owner of the Property, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of this Lease or the Premises; Tenant shall look solely to the equity of Landlord in the Property for the satisfaction of any claim by Tenant against Landlord.

25.          MISCELLANEOUS.

a.       Non-disclosure. Unless required to do so by law, Tenant shall not disclose this Lease nor any term of this Lease to any party, including, without limitation, other tenants at the Property, without first obtaining Landlord’s express written permission. In the event Tenant is required by law to disclose the Lease or a term of the Lease, Tenant shall provide Landlord with ample written notice that such disclosure is pending. Notwithstanding the foregoing, Tenant’s disclosure of Lease terms to a lender or bank of Tenant shall not be a violation of this subsection; provided, however, that Tenant shall ensure such lender or bank maintain the confidentiality of such information.

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b.       Headings. Section and subsection headings and captions in this Lease are for convenience only, are not part of this Lease, and do not in any way define, limit, describe, or amplify the terms of this Lease.

c.       Entire agreement and merger. This written instrument represents the entire agreement between the parties hereto and there are no collateral or oral agreements or understandings between the parties concerning the Premises or the Property. Neither party relies upon any prior or contemporaneous promise, representation, or agreement other than those written in this instrument. No rights, easements, or licenses are acquired in the Property or any land adjacent thereto by Tenant by implication or otherwise except as expressly set forth herein. This Lease shall not be modified in any manner except by an instrument in writing executed by both parties.

d.       Lease construction. The word “including” in this Lease when followed by any specific items is deemed to refer to examples rather than as words of limitation. The word “person” includes a natural person, a partnership, a corporation, a LLC, an association, and any other form of business association or entity. Both parties having participated fully and equally in the negotiation and preparation of this Lease, this Lease shall not be more strictly construed, nor any ambiguities in this Lease resolved, against either Landlord or Tenant based on authorship.

e.       Severability. Each covenant, agreement, obligation, term, condition, or other provision contained in this Lease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking, or making the same, not dependent on any other provision of this Lease unless otherwise expressly provided. All of the terms and conditions set forth herein shall apply throughout the Term unless otherwise expressly set forth herein. If any provision of this Lease should be declared unenforceable in any respect, such unenforceability shall not affect any other provision of this Lease and each such provision shall be deemed to be modified, if possible, in such a manner as to render it enforceable and to preserve to the extent possible the intent of the parties as set forth herein.

f.       Heirs and assigns. This Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, personal representatives, and permitted successors and assigns. All persons liable for the obligations of Tenant under this Lease shall be jointly and severally liable for such obligations.

g.       Recording prohibited. Tenant shall not record this Lease or any memorandum without Landlord’s prior consent.

h.       Counterparts. This Lease may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute on and the same instrument.

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26.          NOTICES. Any notice, consent, or other communication under this Lease shall be in writing and addressed to Landlord or Tenant at their respective addresses specified in Section 1, or to such other address as either may designate by written notice to the other, with a copy to any Mortgagee or other party designated by Landlord. Each notice or other communication shall be deemed given if sent by prepaid overnight delivery service or by certified mail, return receipt requested, postage prepaid, or in any other manner with delivery in any case evidenced by a receipt, and shall be deemed to have been given on the date of actual delivery to the intended recipient or on the date delivery is refused. The giving of notice by Landlord’s attorneys, representatives, and agents under this Section shall be deemed to be an act of Landlord. Notice by e-mail shall be deemed sufficiently only with competent proof of receipt.

27.          ACCEPTANCE OF PREMISES. Tenant accepts the Premises and Common Areas AS IS. Tenant has examined and knows the condition of the Property, the zoning, streets, sidewalks, parking areas, curbs and access ways adjoining it, visible easements, any surface conditions, and the present uses, and Tenant accepts them in the condition in which they now are without relying on any representation, covenant, or warranty by Landlord. Tenant and its agents shall have the right, at Tenant’s own risk, expense, and responsibility, at all reasonable times prior to the Commencement Date to enter the Premises for the purpose of taking measurements and installing furnishings and equipment, provided that Tenant does not interfere with the occupancy or operations of Landlord or any other tenant.

28.          OPTION TO EXTEND. Tenant shall have the option to extend the Term one time for an additional FIVE YEARS, subject to the following conditions:

a.       Tenant may exercise this option by providing written notice of same to Landlord no earlier than 18 months, and no later than 6 months, prior to the Expiration date.

b.       This option shall be void if (i) three or more Events of Default have occurred during the Term, (ii) if the Tenant is presently in default under the Lease at the time Tenant attempts to exercise the option, or (iii) an uncured act or omission has occurred which would constitute an Event of Default with the giving of notice and/or the passage of time.

29.          GUARANTY. Tenant shall have the Guaranty attached hereto as Exhibit D, which is hereby incorporated by reference, executed and delivered concurrently upon execution of this Lease.

30.          UPFIT. Tenant may make Alterations and other upfit subject to Sections 12, 13, and all other terms in this Lease governing same. Notwithstanding anything contrary in this Lease, Landlord is not responsible for any upfit whatsoever.

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31.          COMMON AREAS. Landlord shall at all times have exclusive control of all Common Areas as well as the time and manner of access thereto. Landlord may designate or revoke designation of space as Common Area for any reason. As of the Effective Date, the Common Areas include, without limitation, the following:

a.       A corridor through the Building from the Premises to the loading docks (as depicted in Exhibit A);

b.       The loading dock area (as depicted in Exhibit A); and

c.       Such other areas as Landlord may designate from time to time as Common Areas.

32.          TENANT’S FUTURE EXPANSION. Prior to the Commencement Date, Tenant has expressed to Landlord an intention to expand its operations, and accordingly the Premises, in future phases. The areas being considered by Tenant for its Phase II and Phase III expansion plans are labeled accordingly on the diagram contained in Exhibit A. It is understood by the Parties that Landlord does not guarantee the future availability of such space and may market such space to prospective tenants. However, Landlord shall grant to Tenant, for a period of 24 months, from the Effective Date a right of first refusal (“ROFR”) concerning those areas subject to the following terms and conditions:

a.       If Landlord receives interest from a prospective tenant in either the Phase II or Phase III space, Landlord shall notify Tenant of such interest including the price offered by such prospective tenant.

b.       Tenant shall have 10 days from the date of Landlord’s notice to exercise the ROFR by providing written notice to Landlord. If Tenant does not provide Landlord with such notice within 10 days, then the ROFR shall be void and Landlord free to let the space to other tenants.

c.       If Tenant does properly exercise the ROFR, then the Premises shall be expanded to include the relevant space effective no later than the first day of the next full month, and the Minimum Annual Rent for the expansion space shall be the higher of either (i) the rate offered by the prospective tenant or (ii) the highest per-foot rate being paid by Tenant for the rest of the Premises at that time.

[The remainder of this page is intentionally left blank, signature page to follow.]

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THE PARTIES HERETO, Landlord and Tenant, have executed this Lease on the respective dates set forth below and each of the undersigned persons represent and warrant that they are duly authorized to do so by the entities for whom they are signing.

LANDLORD Fairforest of Greenville, LLC

Witness Signature	Signature	Date

Printed Name

TENANT: Adamas One Corporation

	/s/ J. Grdina	7/29/21
Witness Signature	Signature	Date

J. Grdina
Printed Name
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RIDER 1

DEFINITIONS

“ADA” means the Americans With Disabilities Act of 1990 (42 U.S.C. § 1201 et seq.), as amended and supplemented from time to time.

“Affiliate” means (i) any entity controlling, controlled by, or under common control of, a Party, (ii) any successor to a Party by merger, consolidation or reorganization, and (iii) any purchaser of all or substantially all of the assets of Party as a going concern.

“Agents” of a party means such party’s employees, agents, representatives, contractors, licensees or invitees.

“Alteration” means any addition, alteration, or improvement to the Premises or Property, as the case may be.

“Building Rules” means the rules and regulations attached to this Lease as Exhibit “B” as they may be amended from time to time.

“Building System” means any electrical, mechanical, structural, plumbing, heating, ventilating, air conditioning, sprinkler, life safety, or security system serving the Building.

“Common Areas” means all areas and facilities as provided by Landlord from time to time for the use or enjoyment of all or other tenants in the Building or Property, including, if applicable, driveways, sidewalks, parking, loading and landscaped areas.

“Environmental Laws” means all present or future federal, state or local laws, ordinances, rules or regulations (including the rules and regulations of the federal Environmental Protection Agency and comparable state agency) relating to the protection of human health or the environment.

“Event of Default” means a default described in Section 22(a) of this Lease.

“Hazardous Materials” means pollutants, contaminants, toxic or hazardous wastes or other materials the removal of which is required or the use of which is regulated, restricted, or prohibited by any Environmental Law.

“Interest Rate” means interest at the rate of 1.5% per month compounding monthly or the maximum rate allowable by law, whichever is lower.

“Land” means the lot or plot of land on which the Building is situated or the portion thereof allocated by Landlord to the Building.

“Laws” means all laws, ordinances, rules, orders, regulations, guidelines and other requirements of federal, state or local governmental authorities or of any private association or contained in any restrictive covenants or other declarations or agreements, now or subsequently pertaining to the Property or the use and occupation of the Property.

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“Maintain” means to provide such maintenance, repair and, to the extent necessary and appropriate, replacement, as may be needed to keep the subject property in good condition and repair.

“Monthly Rent” means the monthly installment of Minimum Annual Rent plus the monthly installment of the CAM Fee and estimated Annual Operating Expenses, if any, payable by Tenant under this Lease.

“Mortgage” means any mortgage, deed of trust or other lien or encumbrance on Landlord’s interest in the Property or any portion thereof, including without limitation any ground or master lease if Landlord’s interest is or becomes a leasehold estate.

“Mortgagee” means the holder of any Mortgage, including any ground or master lessor if Landlord’s interest is or becomes a leasehold estate.

“Operating Expenses” means all costs, charges and expenses incurred or charged by Landlord in connection with the ownership, operation, maintenance and repair of, and services provided to, the Property, including, but not limited to, (i) the charges at standard retail rates for any utilities provided by Landlord pursuant to Section 7 of this Lease, (ii) the cost of insurance carried by Landlord pursuant to Section 8 of this Lease together with the cost of any deductible paid by Landlord in connection with an insured loss, (iii) Landlord’s cost to Maintain Common Areas (iv) the cost of trash collection, (v) all levies, taxes (including real estate taxes, sales taxes and gross receipt taxes), assessments, liens, license and permit fees, together with the reasonable cost of contesting any of the foregoing, which are applicable to the Term, and which are imposed by any authority or under any Law, or pursuant to any recorded covenants or agreements, upon or with respect to the Property, or any improvements thereto, or directly upon this Lease or the Rent or upon amounts payable by any subtenants or other occupants of the Premises, or against Landlord because of Landlord’s estate or interest in the Property, (vi) the annual amortization (over their estimated economic useful life or payback period, whichever is shorter) of the costs (including reasonable financing charges) of capital improvements or replacements, (vii) a reasonable management and administrative fee, (viii) a reasonable tenant service charge. The foregoing notwithstanding, Operating Expenses will not include: (i) depreciation on the Building, (ii) financing and refinancing costs (except as provided above), interest on debt or amortization payments on any mortgage, or rental under any ground or underlying lease, (iii) leasing commissions, advertising expenses, tenant improvements or other costs directly related to the leasing of the Property, or (iv) income, excess profits or corporate capital stock tax imposed or assessed upon Landlord, unless such tax or any similar tax is levied or assessed in lieu of all or any part of any taxes includable in Operating Expenses above. If Landlord elects to prepay real estate taxes during any discount period, Landlord shall be entitled to the benefit of any such prepayment. Landlord shall have the right to directly perform (by itself or through an affiliate) any services provided under this Lease provided that the Landlord’s charges included in Operating Expenses for any such services shall not exceed competitive market rates for comparable services.

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“Party” means Landlord or Tenant, and “Parties” means both Landlord and Tenant.

“Property” means the Land, the Building, the Common Areas, and all appurtenances to them.

“Rent” means the Minimum Annual Rent, Annual Operating Expenses and any other amounts payable by Tenant to Landlord under this Lease.

“Structural Elements” means load-bearing walls, exterior walls, support beams, support columns, and the foundation.

“Taken” or “Taking” means acquisition by a public authority having the power of eminent domain by condemnation or conveyance in lieu of condemnation.

“Tenant’s Share” means the Tenant’s pro rata share, based on rentable square footage of the Premises (as set forth in § 1 of the Lease) versus the rentable square footage of the Building or the Property, or such other relevant area as is determined by Landlord’s reasonable discretion. Landlord’s reasonable discretion includes, without limitation, calculations that take into account whether a cost or expense is disproportionately affected by or attributable to the Premises or Tenant’s use or occupancy thereof.

“Transfer” means (i) any assignment, transfer, pledge or other encumbrance of all or a portion of Tenant’s interest in this Lease, (ii) any sublease, license or concession of all or a portion of Tenant’s interest in the Premises, or (iii) any transfer of a controlling interest in Tenant.

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EXHIBIT A

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EXHIBIT B

BUILDING RULES

1.       Any sidewalks, lobbies, passages, and stairways shall not be obstructed or used by Tenant for any purpose other than ingress and egress from and to the Premises. Landlord shall in all cases retain the right to control or prevent access by all persons whose presence, in the judgment of Landlord, shall be prejudicial to the safety, peace or character of the Property.

2.       The toilet rooms, toilets, urinals, sinks, faucets, plumbing, or other service apparatus of any kind shall not be used for any purposes other than those for which they were installed, and no sweepings, rubbish, rags, ashes, chemicals or other refuse, or injurious substances shall be placed therein or used in connection therewith or left in any lobbies, passages, elevators or stairways.

3.       Tenant shall not impair in any way the fire safety system and shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency. No person shall go on the roof without Landlord’s prior written permission.

4.       Skylights, windows, doors, and transoms shall not be covered or obstructed by Tenant, and Tenant shall not install any window covering which would affect the exterior appearance of the Building, except as approved in writing by Landlord. Tenant shall not remove, without Landlord’s prior written consent, any shades, blinds, or curtains in the Premises.

5.       Without Landlord’s prior written consent, Tenant shall not hang, install, mount, suspend or attach anything from or to any sprinkler, plumbing, utility or other lines. If Tenant hangs, installs, mounts, suspends or attaches anything from or to any doors, windows, walls, floors or ceilings, Tenant shall spackle and sand all holes and repair any damage caused thereby or by the removal thereof at or prior to the expiration or termination of the Lease. If Tenant elects to seal the floor, Tenant shall seal the entire unfinished floor area within the Premises. If Tenant elects to paint all or any portion of the Premises, Tenant, prior to the termination of the Lease, shall restore all or such portion(s) of the Premises to the painted or unpainted condition thereof as of the Commencement Date.

6.       To the extent Tenant changes locks or doors, such locks shall be compatible with Landlord’s master key.

7.       Tenant shall not use nor keep in the Building any matter having an offensive odor, nor explosive or highly flammable material, nor shall any animals other than handicap assistance dogs in the company of their masters be brought into or kept in or about the Premises.

8.       If Tenant desires to introduce electrical, signaling, telegraphic, telephonic, protective alarm or other wires, apparatus or devices, Landlord shall direct where and how the same are to be placed, and except as so directed, no installation boring or cutting shall be permitted. Landlord shall have the right to prevent and to cut off the transmission of excessive or dangerous current of electricity or annoyances into or through the Building or the Premises and to require the changing of wiring connections or layout at Tenant’s expense, to the extent that Landlord may deem necessary, and further to require compliance with such reasonable rules as Landlord may establish relating thereto, and in the event of non-compliance with the requirements or rules, Landlord shall have the right immediately to cut wiring or to do what it considers necessary to remove the danger, annoyance or electrical interference with apparatus in any part of the Building. All wires installed by Tenant must be clearly tagged at the distributing boards and junction boxes and elsewhere where required by Landlord, with the number of the office to which said wires lead, and the purpose for which the wires respectively are used, together with the name of the concern, if any, operating same.

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9.       Tenant shall not place weights anywhere beyond the safe carrying capacity of the Building.

10.       The use of rooms as sleeping quarters is strictly prohibited at all times.

11.       Tenant shall have the right, at Tenant’s sole risk and responsibility, to use only Tenant’s Share of the parking spaces at the Property as reasonably determined by Landlord. Tenant shall comply with all parking regulations promulgated by Landlord from time to time for the orderly use of the vehicle parking areas, including without limitation the following: Parking shall be limited to automobiles, passenger or equivalent vans, motorcycles, light four wheel pickup trucks and (in designated areas) bicycles. No vehicles shall be left in the parking lot overnight without Landlord’s prior written approval. Parked vehicles shall not be used for vending or any other business or other activity while parked in the parking areas. Vehicles shall be parked only in striped parking spaces, except for loading and unloading, which shall occur solely in zones marked for such purpose, and be so conducted as to not unreasonably interfere with traffic flow within the Property or with loading and unloading areas of other tenants. Employee and tenant vehicles shall not be parked in spaces marked for visitor parking or other specific use. All vehicles entering or parking in the parking areas shall do so at owner’s sole risk and Landlord assumes no responsibility for any damage, destruction, vandalism or theft. Tenant shall cooperate with Landlord in any measures implemented by Landlord to control abuse of the parking areas, including without limitation access control programs, tenant and guest vehicle identification programs, and validated parking programs, provided that no such validated parking program shall result in Tenant being charged for spaces to which it has a right to free use under its Lease. Each vehicle owner shall promptly respond to any sounding vehicle alarm or horn, and failure to do so may result in temporary or permanent exclusion of such vehicle from the parking areas. Any vehicle which violates the parking regulations may be cited, towed at the expense of the owner, temporarily or permanently excluded from the parking areas, or subject to other lawful consequence.

12.       If Landlord designates the Building as a non-smoking building, Tenant and its Agents shall not smoke in the Building nor at the Building entrances and exits.

13.       Tenants may not use Landlord’s dumpster(s) without express permission from Landlord. If at Tenant’s request, Landlord consents to Tenant having a dumpster at the Property, Tenant shall locate the dumpster in the area designated by Landlord and shall keep and maintain the dumpster clean and painted with lids and doors in good working order and, at Landlord’s request, locked.

14.       Tenant shall provide Landlord with a written identification of any vendors engaged by Tenant to perform services for Tenant at the Premises (examples: cleaners, security guards/monitors, trash haulers, telecommunications installers/maintenance).

15.       Tenant shall comply with any move-in/move-out rules provided by Landlord.

16.       Tenant shall cause all of Tenant’s Agents to comply with these Building Rules.

17.       Landlord reserves the right to rescind, suspend or modify any rules or regulations and to make such other rules and regulations as, in Landlord’s reasonable judgment, may from time to time be needed for the safety, care, maintenance, operation and cleanliness of the Property. Notice of any action by Landlord referred to in this section, given to Tenant, shall have the same force and effect as if originally made a part of the foregoing Lease. New rules or regulations will not, however, be unreasonably inconsistent with the proper and rightful enjoyment of the Premises by Tenant under the Lease.

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18.       These Building Rules are not intended to give Tenant any rights or claims in the event that Landlord does not enforce any of them against any other tenants or if Landlord does not have the right to enforce them against any other tenants and such nonenforcement will not constitute a waiver as to Tenant.

19.       These Building Rules may be changed from time to time by Landlord upon written notice to Tenant.

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EXHIBIT C

TENANT ESTOPPEL CERTIFICATE

Please refer to the documents described in Schedule 1 hereto (the “Lease Documents”), including the “Lease” therein described; all defined terms in this Certificate shall have the same meanings as set forth in the Lease unless otherwise expressly set forth herein. The undersigned Tenant hereby certifies that it is the tenant under the Lease. Tenant hereby further acknowledges that it has been advised that the Lease may be collaterally assigned in connection with a proposed financing secured by the Property and/or may be assigned in connection with a sale of the Property and certifies both to Landlord and to any and all prospective mortgagees and purchasers of the Property, including any trustee on behalf of any holders of notes or other similar instruments, any holders from time to time of such notes or other instruments, and their respective successors and assigns (the “Beneficiaries”) that as of the date hereof:

1.       The information set forth in attached Schedule 1 is true and correct.

2.       Tenant is in occupancy of the Premises and the Lease is in full force and effect, and, except by such writings as are identified on Schedule 1, has not been modified, assigned, supplemented or amended since its original execution, nor are there any other agreements between Landlord and Tenant concerning the Premises, whether oral or written.

3.       All conditions and agreements under the Lease to be satisfied or performed by Landlord have been satisfied and performed.

4.       Tenant is not in default under the Lease Documents, Tenant has not received any notice of default under the Lease Documents, and, to Tenant’s knowledge, there are no events which have occurred that, with the giving of notice and/or the passage of time, would result in a default by Tenant under the Lease Documents.

5.       Tenant has not paid any Rent due under the Lease more than 30 days in advance of the date due under the Lease and Tenant has no rights of setoff, counterclaim, concession or other rights of diminution of any Rent due and payable under the Lease except as set forth in Schedule 1 attached.

6.       To Tenant’s knowledge, there are no uncured defaults on the part of Landlord under the Lease Documents, Tenant has not sent any notice of default under the Lease Documents to Landlord, and there are no events which have occurred that, with the giving of notice and/or the passage of time, would result in a default by Landlord thereunder, and that at the present time Tenant has no claim against Landlord under the Lease Documents.

7.       Except as expressly set forth in Part G of Schedule 1, there are no provisions for any, and Tenant has no, options with respect to the Premises or all or any portion of the Property.

8.       No action, voluntary or involuntary, is pending against Tenant under federal or state bankruptcy or insolvency law.

9.       The undersigned has the authority to execute and deliver this Certificate on behalf of Tenant and acknowledges that all Beneficiaries will rely upon this Certificate in purchasing the Property or extending credit to Landlord or its successors in interest.

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10.       This Certificate shall be binding upon the successors, assigns and representatives of Tenant and any party claiming through or under Tenant and shall inure to the benefit of all Beneficiaries.

IN WITNESS WHEREOF, Tenant has executed this Certificate this ______day of __________, 20__.

/s/ J. Grdina	7/29/2021
For ADAMAS ONE CORP.	Date

Printing Name:	J. Grdina

Title:	CEO
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SCHEDULE 1 TO TENANT ESTOPPEL CERTIFICATE

Lease Documents, Lease Terms and Current Status

A.       Date of Lease: August 15th, 2021

B.       Parties:

  1.       Landlord: FAIRFOREST OF GREENVILLE, LLC

  2.       Tenant: ADAMAS ONE CORP.C. Premises: 28 GLOBAL DRIVE, SUITE 200, GREENVILLE, SC 29607

D.       Modifications, Assignments, Supplements or Amendments to Lease:

  NONE AS OF DATE OF ORIGINAL EXECUTION

E.       Commencement Date: August 15, 2021

F.       Expiration of Current Term: July 31, 2031

G.       Option Rights: 5 years (Tenant’s option)

H.       Security Deposit Paid to Landlord: $ 0

I.        Current Minimum Annual Rent: $117,425.00

J.        Current Annual Operating Expenses: $35,227.50

K.       Current Total Rent: $152,652.50

L.       Square Feet Demised: 23,485 +1-

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EXHIBIT D

GUARANTY

THIS GUARANTY is made this ____ day of ____________, 2021, by____________, whose principal address is ______________________________________(“Guarantor”).

BACKGROUND:

A.       FAIRFOREST OF GREENVILLE, LLC, a South Carolina Limited Liability Corporation (“Landlord”) with offices at 28 Global Drive, Ste 100, Greenville, SC has or will concurrently with this Guaranty enter into a certain lease with ADAMAS ONE CORP. (“Tenant”) (the “Lease”) for space in Landlord’s building located at 28 Global Drive, Ste 200, Greenville, SC 29607 (the “Premises”).

B.       Guarantor is related to Tenant as Tenant’s __________and therefore benefits directly from the Lease.

C.       Landlord has agreed to grant, execute and deliver the Lease to Tenant in consideration, among other things, of the covenants and obligations made and assumed by Guarantor as herein set forth.

AGREEMENT:

In order to induce Landlord to execute the Lease and in further consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration paid by Landlord to Guarantor, intending to be legally bound hereby, Guarantor irrevocably and unconditionally agrees as follows:

1.       Guarantor hereby guarantees, without the necessity of prior notice, the full and prompt payment of all rent and additional rent and any and all other sums payable by Tenant under the Lease, and the due and punctual performance of all of Tenant’s other obligations thereunder.

2.       Guarantor hereby guarantees, without the necessity of prior notice, the due and punctual payment in full of any and all loss, damages or expenses incurred by Landlord and arising out of any default by Tenant in performing any of its obligations under the Lease, including but not limited to, all attorneys’ fees which Landlord incurs as the result of the default of Tenant or the enforcement of this Guaranty.

3.       Landlord may, in its sole discretion, without notice to Guarantor and without in any way affecting or terminating any of Guarantor’s obligations and liabilities hereunder, from time to time, (a) waive compliance with the terms of the Lease or any default thereunder; (b) modify or supplement any of the provisions of the Lease; (c) grant any extension or renewal of the terms of the Lease; (d) effect any release, compromise or settlement in connection therewith; (e) assign or otherwise transfer any or all of Landlord’s interest in the Lease; or (f) accept or discharge any other person as a guarantor of any or all of Tenant’s obligations under the provisions of the Lease.

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4.       Guarantor’s obligations hereunder (a) shall be unconditional, irrespective of the enforceability of the Lease or any other circumstance which might otherwise constitute a discharge of a guarantor or Tenant at law or in equity; (b) shall be primary; (c) shall not be conditioned upon Landlord’s pursuit of any remedy which it has against Tenant or any other person; and (d) shall survive and shall not be diminished, impaired or delayed in connection with (i) any bankruptcy, insolvency, reorganization, liquidation or similar proceeding relating to Tenant, its properties or creditors or (ii) any transfer, assignment or termination of Tenant’s interest under the Lease.

5.       All rights and remedies of Landlord under this Guaranty, the Lease, or by law are separate and cumulative, and the exercise of one shall not limit or prejudice the exercise of any other such rights or remedies. Any waivers or consents by Guarantor as set forth in this Guaranty shall not be deemed exclusive of any additional waivers or consents by Guarantor which may exist in law or equity.

6.       Guarantor hereby waives trial by jury in any action brought by Landlord under or by virtue of this Guaranty. This covenant is made by Guarantor as a further inducement to Landlord to enter into the Lease.

7.       Guarantor agrees to deliver to Landlord a written instrument, duly executed and acknowledged, certifying that this Guaranty is in full force and effect, that Landlord is not in default in the performance of any of its obligations under the Lease and stating any other fact or certifying any other condition reasonably requested by Landlord or its assignees or by any mortgagee or prospective mortgagee or their assignees or by any purchaser of the property which is the subject of the Lease or any interest in such property including, but not limited to, stating that it is understood that such written instrument may be relied upon by any of the foregoing parties. The foregoing instrument shall be furnished within ten (10) days after receipt of Landlord’s written request which may be made at any time and from time to time and shall be addressed to Landlord and any mortgagee, prospective mortgagee, purchaser or other party specified by Landlord.

8.       Guarantor, at any time and from time to time after Landlord’s written request, agrees to promptly furnish reasonable financial information to Landlord’s mortgagee, prospective mortgagee, assignee or purchaser.

9.       In the event Guarantor pays any sum to or for the benefit of Landlord pursuant to this Guaranty, Guarantor shall have no right of contribution, indemnification, exoneration, reimbursement, subrogation or other right or remedy against or with respect to Tenant, any other guarantor, or any collateral, whether real, personal, or mixed, securing the obligations of Tenant to Landlord, and Guarantor hereby waives and releases all and any such rights which it may now or hereafter have.

Fairforest of Greenville, LLC – Adamas Lease	-31-

10.       If Guarantor advances any sums to Tenant or its successors or assigns or if Tenant or its successors or assigns shall hereafter become indebted to Guarantor, such sums and indebtedness shall be subordinate in all respects to the amounts then or thereafter due and owing to Landlord by Tenant.

11.       This Guaranty shall be binding upon Guarantor, and Guarantor’s heirs, administrators, executors, successors and assigns, and shall inure to the benefit of Landlord and its heirs, successors and assigns. Without limiting the generality of the preceding sentence, Guarantor specifically agrees that this Guaranty may be (a) freely assigned by Landlord and (b) enforced by Landlord’s mortgagee.

12.       The liability of the Guarantor hereunder, if more than one, shall be joint and several. For purposes of this instrument the singular shall be deemed to include the plural, and the neuter shall be deemed to include the masculine and feminine, as the context may require.

13.       If any provision of this Guaranty is held to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Guaranty shall remain in full force and effect and shall be liberally construed in favor of Landlord in order to effect the provisions of this Guaranty.

14.       Guarantor agrees that this Guaranty shall be governed by and construed according to the laws of the State in which the Premises are located and that Guarantor is subject to the jurisdiction of the Court of the County or relevant political subdivision in which the Premises are located.

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be duly executed, under seal, as of the day and year first above written.

GUARANTOR:
Witness Signature

/s/ J. Grdina	7/29/2021
Signature	Date

Printed Name	J. Grdina

STATE OF ______________
COUNTY OF _________________

On this ____ day of ________________, 2021, before me, the subscriber, a notary public in and for the State and County aforesaid, personally appeared _________________, who is known to me, and executed this instrument for the purposes therein contained.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

My Commission Expires:	Notary Public (Notarial Seal)
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